Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

September 13, 2016

Lantheus Holdings, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Re:	Registration Statement on Form S-3 filed on August 5, 2016

(Registration No. 333-212940)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated August 5, 2016 (the “Base Prospectus”) and the prospectus supplement dated September 8, 2016 (together with the Base Prospectus, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) by Lantheus Holdings, Inc. (the “Company”), a Delaware corporation, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offering of 5,200,000 shares (the “Shares”) of Company common stock, par value $0.01 per share, by the Company, which Shares are covered by the Registration Statement. The Shares are being sold pursuant to an underwriting agreement, dated September 8, 2016 (the “Underwriting Agreement”) among the Company and Credit Suisse Securities (USA) LLC and Jefferies LLC, as the underwriters.

We have acted as counsel for the Company in connection with the sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP